Exhibit (k)(ii)

John Hancock Investment Management LLC
200 Berkeley Street
Boston, MA 02116

July 9, 2025

To the Trustees of

Manulife Private Credit Plus Fund

200 Berkeley Street

Boston, MA 02116

Re:	Expense Limitation Letter Agreement and Expense Limitation Notice

With reference to the investment advisory agreement (the “Advisory Agreement”) approved by the Board and entered into by and between John Hancock Investment Management LLC (the “Advisor”) and Manulife Private Credit Plus Fund (the “Fund”), we hereby notify you as follows:

1. The Advisor agrees to contractually waive its advisory fees or, to the extent necessary, reimburse other expenses of the Fund as set forth in Appendix A hereto.

2. We understand and intend that the Fund will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-2 and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.

Very truly yours,

John Hancock Investment Management LLC

By:	/s/ Effie Georgountzos
Effie Georgountzos
Chief Financial Officer

Agreed and Accepted on behalf of Manulife Private Credit Plus Fund

By:	/s/ Fernando Silva
Fernando Silva
Chief Financial Officer

A copy of the document establishing the Fund as a Massachusetts Business Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

APPENDIX A

Fund Level Contractual Limitation on Other Fund Level Expenses

For purposes of this Appendix:

The Advisor contractually agrees to reduce its advisory fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the “Other Fund Level Expenses” of the Fund incurred in the ordinary course of the Fund’s business exceed the annual rate as set forth in the table below of the Fund’s monthly net assets.

“Other Fund Level Expenses” means all the expenses of the Fund, excluding: (a) advisory fees; (b) interest expense; (c) taxes; (d) portfolio brokerage commissions; (e) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the business of the Fund; (f) Rule 12b-1 fees; (g) short dividends; (h) Acquired Fund Fees and Expenses;1 and (i) class specific expenses.

The current expense limitation agreement expires on the date specified below, unless renewed by mutual agreement of the Fund and the Advisor based upon a determination that this is appropriate under the circumstances at that time.

This expense limitation agreement will also terminate automatically upon the termination of the Advisory Agreement, unless a new investment advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination.

Fund	Limit on “Other Fund Level Expenses”	Expiration Date of Expense Limit
Manulife Private Credit Plus Fund	0.50%	April 30, 2026

[1]	“Acquired Fund Fees and Expenses” are based on indirect net expenses associated with the Fund’s investments in underlying investment companies.

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Fund Level Contractual Fee Waiver

For purposes of this Appendix:

Effective October 1, 2025, the Advisor contractually agrees to reduce its advisory fee for the Fund or, if necessary, make payment to the Fund, by an amount determined as follows:

The difference between the advisory fee paid to the Advisor (excluding any incentive fee) and the subadvisory fee (excluding any incentive fee) of each Underlying Fund with respect to that portion of the Underlying Fund held by the Fund, calculated on a monthly basis.

“Underlying Fund” is defined as the John Hancock Marathon Asset-Based Lending Fund as well as any underlying fund of the Fund advised by the Advisor that is subadvised by one or more subadvisers affiliated with the Advisor. Underlying Fund does not include the Manulife Private Credit Fund advised by Manulife Investment Management Private Markets (US).

The current fee waiver agreement expires on the date specified below, unless renewed by mutual agreement of the Fund and the Advisor based upon a determination that this is appropriate under the circumstances at that time.

April 30, 2027

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